Exhibit 99.1

ACUSPHERE, INC. REPORTS Q1 2007 FINANCIAL RESULTS
AND OPERATING HIGHLIGHTS

-Summarizes Path to NDA Submission-

Watertown, MA, May 10, 2007 - Acusphere, Inc. (NASDAQ: ACUS) today reported financial results for the quarter ended March 31, 2007 and commented on operational priorities and progress, including an NDA submission in Q4 2007 for its lead product candidate, Imagify™ (perflubutane polymer microspheres), a cardiovascular drug in late-stage development for use in screening for coronary artery disease.

Operating Priorities

The Company indicated that its current priorities include:

•                  Preparing for the regulatory submission of Imagify results

•                  Preparing for the commercialization of Imagify

•                  Advancing other product development candidates

The Company stated that it plans to take all steps necessary to submit an NDA for Imagify as soon as practical.  The Company indicated that, in addition to preparing the clinical sections of the NDA in electronic filing format, it is working to qualify its commercial manufacturing facility for Imagify, including aseptic validation, process qualification and additional product stability testing.  The Company estimates that these qualification steps will be completed in time to support a Q4 2007 NDA submission. In addition, the Company is working with its clinical investigators to publish the Phase 3 clinical trial results.

Imagify Clinical Results

On May 1, 2007, the Company announced that it exceeded the criteria for success for two of the primary endpoints, accuracy and sensitivity, in RAMP-2, its second Phase 3 clinical trial of Imagify.  All three of the ultrasound blinded readers had superior sensitivity and non-inferior accuracy to nuclear stress, the most frequently used imaging procedure for the assessment of coronary artery disease. Although RAMP-2 did not achieve the specificity endpoint, the Company had previously reported superior specificity for Imagify in its first Phase 3 trial, RAMP-1. High accuracy and sensitivity were the top priorities in RAMP-2. The Company believes that it now has two Phase 3 pivotal trials showing Imagify-enhanced cardiac stress ultrasound is just as good as nuclear stress in determining whether or not a patient has coronary artery disease. The Company believes that these results will support a strong NDA submission in Q4 2007.

“The thought leaders in the echocardiology community are very excited by the results of our Imagify pivotal trials. These physicians have been waiting for the addition of perfusion to ultrasound and overwhelmingly they see the RAMP-1 and RAMP-2 data as positive proof that this possibility can be a reality,” stated Sherri C. Oberg, Acusphere’s President and Chief Executive Officer. She added, “The benefits of ultrasound with Imagify compared to nuclear stress tests are compelling: faster results, less expense and no radiation.”

Financial Results

The Company’s financial results for the quarter ended March 31, 2007, are summarized in the accompanying table and detailed in Acusphere’s quarterly report on Form 10-Q filed today with the U.S. Securities and Exchange Commission.

The Company recognized $0.7 million in collaboration revenue during the three months ended March 31, 2007. These revenues were recognized in connection with its agreement with Nycomed for European marketing rights to the Company’s lead product candidate, Imagify.  As of March 31, 2007, the Company reported a balance of $6.7 million in deferred revenue.

The Company reported $13.2 million in operating expenses during the three months ended March 31, 2007, a reduction from $13.4 million in the same quarter of 2006.  2007 operating expenses include $2.5 million for depreciation and amortization and $0.7 million in stock-based compensation.  The decline in operating expenses versus the corresponding prior year period represents reductions in research and development costs for Imagify, primarily related to the timing of material purchases. These lower costs were partially offset by higher general and administrative expenses primarily related to increased staffing, including costs for market research in preparation for Imagify commercialization.

Our Q1 2007 net loss after dividends was $13.1 million, or $0.34 per common share, versus a net loss of $14.1 million, or $0.61 per common share, in the corresponding prior year period.

As of March 31, 2007, the Company’s balance sheet included approximately $80.2 million in total assets, comprised primarily of $47.4 million in cash and short-term investments and $30.1 million in property and equipment, net of accumulated depreciation. As of March 31, 2007, we had approximately 38.1 million shares of common stock outstanding and approximately 5.3 million common stock equivalent shares underlying our outstanding convertible preferred stock.

Conference Call Information

Acusphere plans to hold a conference call with investors tomorrow, Friday, May 11, 2007, commencing at 10:30 AM (Eastern Time). The conference call will cover the Company’s financial results, operating results and business outlook and will be led by Sherri C. Oberg, President and Chief Executive Officer and John F. Thero, Senior Vice President and Chief Financial Officer of Acusphere, and will include other members of Acusphere’s senior management team including representatives from clinical, regulatory, medical affairs and marketing. These Acusphere representatives will also be available for investor questions. The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-800-299-8538, or internationally 1-617-786-2902, using the confirmation code: 33257082.  After the conference call, a replay of the call webcast will be made available via the Company’s web site and a telephone replay will be available through March 31, 2007 by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 67066244.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, Imagify™ (perflubutane polymer microspheres) injectable suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States. In May 2007 we announced the results of our Phase 3 clinical program for Imagify. We are currently working towards submitting an NDA (New Drug Application) for Imagify. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that over 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. The Company estimates that the potential annual U.S. market opportunity for Imagify exceeds $2 billion. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

Glossary of Terms

Accuracy: a measure of all patients that are correctly evaluated out of all the patients in the study.

Blinded Readers: physicians with expertise in reading cardiac ultrasound images (ultrasound blinded reader) or nuclear stress images (nuclear blinded reader). The physicians have access to no clinical information about the patient, and so blinded reading is much more difficult than reading in the normal clinical setting, where physicians have access to patient history, symptoms and other test results.

Non-inferiority: a statistical type of trial analysis, which is designed to show that one test is comparable to another test, within a certain statistical margin of error.

Myocardial Perfusion: blood flow to the heart muscle.

NDA: New Drug Application seeking U.S. regulatory approval to market and sell a new drug such as Imagify.

RAMP-1&2: Imagify Phase 3 pivotal trials: Real-time Assessment of Myocardial Perfusion 1 & 2.

Sensitivity: The ability to detect disease when present.

Specificity: The ability to detect the absence of disease when not present.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the efficacy of Imagify, the timing and likelihood of regulatory approval of an NDA submission for Imagify, the commercial opportunity for Imagify, publication of clinical results, manufacturing qualification and other product development.  There can be no assurance that the FDA will accept the Company’s NDA for Imagify or that Imagify will be approved for the indication the Company is seeking, or at all.  The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential affects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

ACUSPHERE, INC.
FINANCIAL HIGHLIGHTS

— In Thousands (except per share data) —

CONDENSED CONSOLIDATED OPERATING RESULTS

	(Unaudited) Three Months Ended
	March 31, 2007	March 31, 2006
Revenue	$667	$857
Operating expenses:
Research and development	9,988	10,873
General and administrative	3,220	2,554
Total operating expenses	13,208	13,427
Interest and other income (expense)	186	(4)
Change in valuation of derivative	(160)	(879)
Net loss	($12,515)	($13,453)
Dividends on preferred stock	(593)	(601)

Net loss available to common stockholders	($13,108)	($14,054)

Net loss per common share — basic and diluted	($0. 34)	($0.61)
Weighted-average shares outstanding — basic and diluted	38,111	22,888

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	(Unaudited)
	March 31, 2007	December 31, 2006

Cash and short-term investments	$47,395	$59,750
Current assets	48,407	60,591
Total assets	80,165	94,822
Current portion of deferred revenue	2,667	2,667
Other current liabilities	17,424	19,658
Long-term liabilities	13,999	14,048
Stockholders’ equity	46,075	58,449

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Contact: John F. Thero Acusphere, Inc. Sr. Vice President and CFO (617) 648-8800 or Stephen Schultz Acusphere, Inc. Director, Corporate Communications (617) 648-8800	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800